Exhibit 99.2

Stephens

Jackson T. Stephens, 1923-2005
Matthew A. Switzer	Chairman Emeritus in Perpetuity
Managing Director
Investment Banking

CONSENT OF STEPHENS INC.

To the Board of Directors

Howard Bancorp

Ellicott City, Maryland

Stephens Inc. (“Stephens”) consents to the inclusion and description of its opinion letter, delivered to the Board of Directors of Howard Bancorp and dated August 14, 2017, in the Joint Proxy and Information Statement/Prospectus of 1st Mariner Bank and Howard Bancorp which forms a part of the Registration Statement on Form S-4 and the references to our firm in such Joint Proxy and Information Statement/Prospectus. Stephens further consents to the attachment of its opinion letter as Annex IV of the Joint Proxy and Information Statement/Prospectus.

In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Richmond, Virginia

October 11, 2017

Stephens Inc.	901 E. Byrd Street | Suite 1110	804-939-5421 †	matthew.switzer@stephens.com
	Richmond, VA 23219	804-296-0275 c	stephens.com